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                                                                EXHIBIT 3.1



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           CITIZENS FIRST CORPORATION

                                        I

         The name of this Corporation shall be Citizens First Corporation.

                                       II

         The street address of the Corporation's registered office shall be 1101 College Street, Bowling Green, Kentucky 42101, and the name of the registered agent shall be Charles E. English. The mailing address of the Corporation's principal office is 1101 College Street, P.O. Box 770, Bowling Green, Kentucky 42102.

                                       III

         The purpose for which the Corporation is organized shall be to engage in the transaction of any and all activity within the purposes for which corporations may be organized including the buying and selling of real estate and other property and the borrowing and lending of money under the Kentucky Business Corporation Act.

         The Corporation shall further have all powers and authorities as a bank holding company as defined in the Bank Holding Company Act of 1956 (12 USC ss.1841, et seq.) In carrying out such powers, it shall be entitled to engage in the following general categories of activities:

         (1) acquisition of bank shares or assets;

         (2) banking;

         (3) managing or controlling banks and authorized non-bank subsidiaries;

         (4) furnishing services to or performing services for subsidiaries; and

         (5) those activities as may be determined by the Board of Governors of the Federal Reserve System to be closely related to banking and such other activities as may be expressly permitted under the Bank Holding Company Act.

                                       IV

         The total number of shares of stock authorized to be issued and the authorized class thereof shall be Five Million (5,000,000) shares of no par value common stock and Five Hundred (500)



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shares of  preferred  stock.  The voting  power of the common stock shall be one vote per share. The shareholders of common stock shall not have preemptive rights.

         The preferred stock shall have the preferences, limitations and relative rights as may be established from time to time by the Board of Directors. The Board of Directors is hereby vested with the authority to amend the Articles of Incorporation for purposes of setting forth the preferences, limitations and relative rights of the holders of preferred stock prior to the issuance of same without submitting the amendment to the Articles of Incorporation to the shareholders.

                                        V

         The original issue of shares as authorized under these amended and restated articles shall be without classification, restriction, limitation or distinction as to rights of the owner.

                                       VI

         The existence of this Corporation is to be perpetual.

                                       VII

         All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, its board of directors. The number of directors shall be fixed by resolution of the board of directors from time to time, subject to the applicable provisions of the Act and the Company's bylaws, and shall be at least seven (7) and not more than fifteen (15). The directors shall be divided into three classes with each class being as nearly equal in number as possible. The term of office of the first class of directors shall be one (1) year and shall expire at the first annual meeting of the shareholders of the Company (or until their successors are elected and qualified) after their election; the term of the second class of directors shall be two (2) years and shall expire at the second annual meeting of the shareholders of the Company (or until their successors are elected and qualified) after their election; and the term of the third class of directors shall be three (3) years and shall expire at the third annual meeting of the shareholders of the Company (or until their successors are elected and qualified) after their election.

         Beginning with the first annual meeting of shareholders of the Company after the election of directors to the three classes described above, the term of office for each class of directors elected or re-elected to the board of directors shall be three (3) years and shall expire at the third succeeding annual meeting following their election or re-election (or until their successors are elected and qualified).

                                      VIII

         No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his duty as a director; provided, however, this provision shall not eliminate or limit the liability of any director for:

                                        2

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         (1) any transaction in which the directors  personal financial interest is in conflict with the financial interests of the corporation or its shareholders

         (2) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law:

         (3) any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or

         (4) any transaction from which the director derived an improper personal benefit.

         In no case shall this article be construed to expand the liability of any director as determined pursuant to KRS 271B.8-300.


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